Exhibit 20.2

[[Arete Industries, Inc. Logo]]

  COMPANY PRESS RELEASE


Arete Industries Announces Annual Stockholder's Meeting on July 2, 2002

     Special  Notice  of  Annual   Shareholders   Meeting  directed  to  certain
     beneficial owners of shares held in "street name" through brokers and dealers.


For Immediate Release
Friday, July 19, 2002

Contact: Thomas P. Raabe, Chief Executive Officer, (303) 247-1313 ext. 306 email: ir@areteindustries.com

BOULDER,  Colorado,  July 19, 2002  (Primezone)  Arete  Industries,  Inc.  (OTC-
Bulletin Board: AREE) announced today that the Company will hold its annual stockholders meeting on July 2, 2002 at its executive offices at 2955 Valmont Road, Suite 300, Boulder, Colorado 80301 at 3:00 pm. The Company wishes to alert stockholders who have their shares at brokerage firms and hold less than 100,000 shares that they were not mailed proxy materials and are requested to notify the Company immediately for instructions and proxy materials if they do not plan on attending and they desire to vote. The Company requests brokers to alert their customers to this release, which contains the notice of the annual meeting, set forth in full below.

Thomas Raabe, CEO stated that he regrets this inconvenience, but the mailing to this group of stockholders was cost prohibitive. "The matters that need to be addressed, stated in the attached formal Notice, are urgent for the Company to restructure itself to pursue its current business objectives, and in anticipation of the pending changes to the small-cap OTC securities market. We sincerely hope that the shareholders appreciate the merit and urgency of the matters to be addressed at the meeting and that they will contact the Company with their contact information, so that they can participate."

Proxy Statements, Proxy Forms and other information are available to shareholders who call, fax or email their requests to the Company on or before June 30, 2002, and return a signed Proxy with satisfactory evidence of their holdings as of June 3, 2002, the record date of the meeting. Shareholders can also download the Company's amended annual report on Form 10K-SB/A from the SEC's home page on the Internet.

The Company expects to have a quorum present at the meeting but plans to adjourn the Annual Meeting on a delayed basis allowing an additional ten (10) days from the meeting date to allow late voting through ADP and/or mailed in proxies from beneficial owners who will not receive proxy materials delivered by ADP.

The formal Notice of the Annual Meeting follows:

       Notice of Annual Meeting of Stockholders of Arete Industries, Inc.
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To the Stockholders of Arete Industries, Inc.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Arete Industries, Inc. (the "Company") will be held at the offices of the corporation, located at 2295 Valmont Road, Suite 300, Boulder, Colorado, at 3:00 pm, mountain daylight time, on Tuesday, July 2, 2002, (or an alternate location in Boulder, Colorado depending on actual attendance) for the following purposes:

1. To elect three directors to serve until the next annual meeting of Stockholders of the Company and until their successors have been duly elected and qualified.

2. To consider and adopt the proposed 2002 Omnibus Stock Option and Incentive Plan with formula and insider grants.

3. To ratify the appointment of the firm of Causey Demgen and Moore, Inc. CPA's, Denver, Colorado, as independent certified public accountants to audit the financial statements of the Company for the fiscal year ending December 31, 2002.

4. To authorize a consolidation of the Company's outstanding common stock of up to 1 for 20.

5.   To approve a change of the Company's domicile from Colorado to Nevada.

6. To consider and act upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

     Only Stockholders of record at the close of business on June 3, 2002, are entitled to notice of and to vote at the meeting, or any adjournment thereof. A complete list of stockholders entitled to vote at the meeting will be available for examination for ten (10) days prior to the meeting by any stockholder, for any purpose relating to the meeting, during the ordinary business hours at the Company's principal business offices located at 2955 Valmont Road, Suite 300, Boulder, Colorado 80301.

     You are invited to attend the meeting. Stockholders unable to attend the Annual Meeting in person who have not received proxy materials from their brokerage firms are requested to contact the Company at (303) 247-1313, fax:
(303) 247-1315 or email: ir@areteindustries.com to obtain proxy materials. These Shareholders must submit evidence of their ownership with a brokerage account statement showing their holdings as of June 3, 2002 along with their Proxies including powers of attorney, if necessary. Proxies are to be returned to the Company or to the transfer agent Computershare Trust Company, Inc. 350 Indiana Street, Suite 800, Golden, Colorado 80401, at least 48 hours (excluding Saturdays, Sundays and statutory holidays) before the time of the Annual Meeting or adjournment thereof or with the chairman of the Annual Meeting prior to the commencement thereof. However, voting of late Proxies will be counted if received on or before 10 days after the meeting date to allow certain beneficial owners not receiving Proxy Materials from their brokerage firms to participate in the meeting.

     Unregistered Stockholders who received the Proxy through an intermediary must deliver the Proxy in accordance with the instructions given by such intermediary.

                   BY ORDER OF THE BOARD OF DIRECTORS

                  /s/ Thomas P. Raabe
                  -------------------------
                  Thomas P. Raabe, Chairman


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